Exhibit 99.1

FOR IMMEDIATE RELEASE	March 2, 2004

Contacts:	Jay M. Forgotson, President / James P. Jakubek, EVP (203) 356-0111

Stamford, Connecticut: (AMEX: CBN)

CORNERSTONE BANCORP, INC. REPORTS

EVENTS AFFECTING FIRST QUARTER EARNINGS

AND DECLARES QUARTERLY DIVIDEND

Stamford, CT., March 2, 2004—Merrill J. Forgotson, President and CEO of Cornerstone Bancorp, Inc. (the “Bancorp”) reports events affecting earnings for the Bancorp and its single subsidiary, Cornerstone Bank (the “Bank”).

The Bank recorded net income of approximately $424,000 as the result of a recent recovery of principal, interest, and late charges on loans to a single borrower that had been charged off in 2001. In addition, non-taxable proceeds from a key man life insurance policy were received and recorded in first quarter income. The insurance proceeds, net of related increases in benefit accruals, resulted in net income of approximately $342,000.

The estimated after-tax effect of these two items is approximately $0.62 on a basic per share basis and $0.59 per share on a diluted basis for the first quarter of 2004. Cornerstone Bancorp had 1,237,674 shares of common stock, net of treasury stock, outstanding as of December 31, 2003.

Mr. Forgotson also announced that the Board of Directors declared, at its regularly scheduled meeting, a quarterly cash dividend of $0.1125 per share. The quarterly dividend is payable on April 15, 2004 to stockholders of record as of the close of business on March 31, 2004.

In Connecticut, Cornerstone Bancorp, through its subsidiary Cornerstone Bank, operates from three full-service locations in Stamford, one full-service location in Greenwich, Norwalk and Westport. The Bancorp also operates one business development office in Norwalk and four limited service mobile branches. The Bancorp’s common stock is traded on the American Stock Exchange under the symbol CBN.

The statements contained in this press release that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of such forward-looking statements include, without limitation, statements regarding expectations for earnings, credit quality, and other financial and business matters. When used in this report, the words “anticipate,” “plan,” “believe,” “estimate,” “expect” and similar expressions as they relate to the Bancorp or its management are intended to identify forward-looking statements. All forward-looking statements involve risks and uncertainties. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements as a result of certain factors, including but not limited to, competitive pressures on loan and deposit product pricing; other actions of competitors; changes in economic conditions; technological changes; the extent and timing of actions of the Federal Reserve Board, including changes in monetary policies and interest rates; customer deposit disintermediation; changes in customers’ acceptance of the Bank’s products and services; and the extent and timing of legislative and regulatory actions and reforms. The forward-looking statements contained in this report speak only as of the date on which such statements are made.

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